Exhibit 99.5 — Amendment to Non-Disclosure Agreement
AMENDMENT TO NON-DISCLOSURE AGREEMENT
This Amendment to Non-Disclosure Agreement (this “Amendment”) is entered into on March _____, 2011, by and among Blueknight Energy Partners, L.P., a Delaware limited partnership (“Blueknight”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), on the one hand, and Swank Capital, LLC (“Receiving Party”), on the other hand.
RECITALS
WHEREAS, Blueknight, the General Partner and Receiving Party entered into that certain Non-Disclosure Agreement effective as of March 3, 2011 (the “NDA”; capitalized terms used but not defined herein shall have the meanings given such terms in the NDA); and
WHEREAS, in accordance with Section 5(d) of the NDA, Blueknight, the General Partner and Receiving Party desire to amend the NDA in certain respects.
NOW THEREFORE, in consideration of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. Amendment.
1.1 Section 4(b) of the NDA is hereby amended by adding the following sentences at the end of such section:
“The parties agree that on March 22, 2011, representatives of the parties intend to meet with each other as well as certain other limited partners of Blueknight to discuss the refinancing and recapitalization of Blueknight (the “Second Refinancing Meeting”). The parties further agree that any and all provisions and agreements set forth in this Section 4(b) shall apply to the Second Refinancing Meeting in the same manner as such provisions and agreements apply to the Refinancing Meeting in all respects.”
1.2 Section 4(c) of the NDA is hereby amended by deleting the words “twenty (20) days” from such section and replacing such words with “thirty (30) days” in such section.
1.3 Section 4(d) of the NDA is hereby amended by deleting the words “twentieth (20th) day” from such section and replacing such words with “thirtieth (30th) day” in such section.
Section 2. No Other Amendments.
2.1 Except as expressly modified in this Amendment, the NDA remains in full force and effect.

Section 3. Miscellaneous.
3.1 This Amendment shall be subject to, and construed in accordance with, the laws of the State of New York (excluding its conflicts of laws rules) and applicable federal laws and regulations. This Amendment, together with the NDA, contains the entire agreement and understanding among the parties concerning the subject matter hereof, and supersedes any prior agreements, written or oral, relating to the subject matter hereof. This Amendment may be amended, modified or waived only by a separate writing executed by Blueknight and Receiving Party expressly so amending, modifying or waiving this Amendment. This Amendment may not be transferred or assigned (by operation of law or otherwise) by Receiving Party without the prior written consent of Blueknight, and shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Amendment may be executed by facsimile and in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first set forth above.

BLUEKNIGHT ENERGY PARTNERS, L.P. By: Blueknight Energy Partners G.P., L.L.C.
By:
Name:	Alex G. Stallings
Title:	Chief Financial Officer and Secretary

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
By:
Name:	Alex G. Stallings
Title:	Chief Financial Officer and Secretary

SWANK CAPITAL, LLC
By:
Name:	Jerry V. Swank
Title:	Managing Member